EXHIBIT 99.1

HARSCO COMPLETES ACQUISITION OF HÜNNEBECK GROUP GmbH

Acquisition Adds to Strategic Growth of Harsco's Market-Leading Access Services Segment

HARRISBURG, PA (November 21, 2005) -- Worldwide industrial services and products company Harsco Corporation (NYSE: HSC) announced today that it has completed its previously announced acquisition of Hünnebeck Group GmbH, Europe's third-largest provider of highly engineered construction formwork and scaffolding services for the construction industry. As previously announced, the Company paid €140 million (approximately $165 million) for the business. The acquisition is expected to be accretive to Harsco's earnings in 2006.

The addition of Hünnebeck further accelerates the strategic growth of Harsco's market-leading Access Services segment, bringing it in excess of $900 million in projected annual revenues and adding six additional countries – Germany, Italy, Norway, Sweden, Austria, and Hungary – to the segment's operations. Close to 75 percent of Hünnebeck's annual revenues of approximately $170 million are generated from Western Europe, with the balance coming from export sales and emerging markets in Eastern Europe and the Middle East. The company employs more than 650 people.

Harsco's Access Services segment is the world's foremost provider of rental scaffolding, cast-in-place concrete formwork, shoring and other access-related equipment and services for major non-residential construction and industrial maintenance projects. The segment includes Harsco's SGB division, which operates throughout Europe, Asia and the Middle East, and Harsco's Patent Construction Systems division, which operates in the U.S., Canada and Mexico.

Harsco Corporation is a diversified, worldwide industrial services and products company with annual sales in excess of $2.5 billion. The Company's four market-leading business groups provide mill services, access services, engineered products and services, and gas containment and control technologies to customers worldwide. With the Hünnebeck acquisition, Harsco's worldwide employment now totals more than 19,000 people in over 45 countries of operation. Additional information about Harsco, including its Access Services segment, can be found at http://www.harsco.com.

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CONTACTS:  Harsco Corporation
           Media Contact
           Kenneth D. Julian
           717.730.3683
           kjulian@harsco.com

           Investor Contact
           Eugene M. Truett
           717.975.5677
           etruett@harsco.com